News

Exhibit 99.1

The Great Atlantic & Pacific Tea Company, Inc.

2 Paragon Drive

Montvale, NJ  07645

Investor contact:  William J. Moss

Vice President, Treasurer

(201) 571-4019

Press contact:  Lauren La Bruno

Senior Director, Public Relations

(201) 571-4495

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

ANNOUNCES DEPARTURE OF PRESIDENT AND CEO ERIC CLAUS

COMPANY ANNOUNCES RESULTS FOR ITS SECOND QUARTER ENDED

SEPTEMBER 12, 2009

MONTVALE, N.J. – October 20, 2009 - The Great Atlantic & Pacific Tea Company, Inc. (A&P, NYSE Symbol:GAP) today announced Eric Claus, President and Chief Executive Officer, will be leaving the Company effective immediately. The Company has commenced a search for a successor and in the interim, Christian Haub, Executive Chairman of the Board, will reassume the Chief Executive Officer responsibilities, a position he previously held from 1998 until 2005.

The Company also announced fiscal 2009 second quarter and year to date results for the 12 and 28 weeks ended September 12, 2009.

Sales for the second quarter were $2.1 billion versus $2.2 billion last year. Comparable store sales decreased 3.8%.  For the second quarter, excluding non-operating items, adjusted EBITDA was $64 million versus $67 million last year.  Adjusted income from operations was $6.0 million versus $6.3 million in last year’s second quarter. The non-operating items excluded from adjusted income from operations are listed on Schedule 3 of the press release and adjusted EBITDA is reconciled to net cash from operating activities on Schedule 4. For the second quarter, reported loss from continuing operations was $62.2 million compared to a loss of $4.3 million last year, which includes a $50.0 million increase in non cash mark to market adjustments related to financial liabilities.

Sales for the 28 weeks year to date were $4.9 billion versus $5.1 billion in 2008.  Comparable store sales decreased 3.6%.  Excluding non-operating items, adjusted EBITDA was $144 million versus $163 last year.   Adjusted income from operations was $8.3 million versus adjusted income from operations of $22.5 million last year. The non-operating items excluded from adjusted income from operations are listed on Schedule 3 of the press release and adjusted EBITDA is reconciled to net cash from operating activities on Schedule 4.  Year to date reported loss from continuing operations was $120.5 million compared to a loss from continuing operations of $1.5 million for 2008, which includes a $100.4 million increase in non cash mark to market adjustments related to financial liabilities.

Christian Haub, Executive Chairman of the Board, said, “The current challenging economy continues to impact our business.  The macro headwinds including rising unemployment, intensifying price competition and now also deflation are creating an even more difficult short-term economic environment.  Nonetheless, we have made progress in several of our formats and many of our initiatives.

Our legacy business which is mainly comprised of our Fresh, Discount and Gourmet stores experienced negative same stores sales in the quarter but through tight expense control and stronger margins produced positive year over year segment income. Our Price Impact or Pathmark business continues to struggle as we experienced negative same store sales and negative year over year segment income. We have been making the difficult choices for the short term, such as improving our retail pricing, and will continue to work on lowering our expenses, enhancing our customer service and improve our overall brand image of this key format.

Securing over $400 million in new funds was clearly done at the right time to ensure that we have the resources to address future debt maturities and to invest in our optimization strategies.  In addition our working relationship with Yucaipa is off to a great start as we fine tune our overall business strategy.

We believe that once the economy improves these strategies will position us well to realize the tremendous strategic value of the company and to capitalize on our leadership position in the Northeast.”

Mr. Haub concluded, “I would like to thank Eric Claus for his contributions to our Company during his tenure at A&P and wish him well in his future endeavors.”

About A&P

Founded in 1859, A&P is one of the nation's first supermarket chains. The Company operates 432 stores in 8 states and the District of Columbia under the following trade names: A&P, Waldbaum's, Pathmark, Pathmark Sav-a-Center, Best Cellars, The Food Emporium, Super Foodmart, Super Fresh and Food Basics.

The Company invites investors and other interested parties to listen to a live audio Webcast to be held at 11:00 AM Eastern Time today, at which members of the Company’s senior management team will discuss the Company’second quarter results.  The Webcast may be accessed through a link on the “Investors” page of the Company’s Website, www.aptea.com.  Listeners who cannot participate in the live broadcast will be able to hear a recorded replay of the broadcast beginning this afternoon and available through November 17, 2009.

Effective March 28, 2003, the Securities and Exchange Commission (“SEC”) adopted new rules related to disclosure of certain financial measures not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Such new rules require all public companies to provide certain disclosures in press release and SEC filings related to non-GAAP financial measures. The Company uses the non-GAAP measures “Adjusted income (loss) from operations”, “EBITDA” and “adjusted ongoing operating EBITDA” to evaluate the Company’s liquidity and these are among the primary measures used by management for planning and forecasting of future periods. Adjusted income (loss) from operations is defined as income (loss) from operations adjusted for items the Company considers non-operating in nature that management excludes when evaluating the results of the ongoing business.  EBITDA is defined as earnings before interest expense, interest and dividend income, taxes, depreciation, amortization, the (loss) gain on the sale of A&P Canada, the gain on the disposition of Metro, Inc., non-operating income, equity in earnings of Metro, Inc., and discontinued operations. Adjusted ongoing, operating EBITDA is defined as EBITDA adjusted for items the Company considers non-operating in nature that management excludes when evaluating the results of the ongoing business.  The Company believes the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by the Company’s management and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, these measures are also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the results of the Company to other companies in its industry. Adjusted ongoing, operating EBITDA is reconciled to Net Cash used in Operating Activities on Schedule 4 of this release.

This release contains forward-looking statements about the future performance of the Company, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: various operating factors and general economic conditions; competitive practices and pricing in the food industry generally and particularly in the Company’s principal geographic markets; the Company’s relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the capital markets which may affect the Company’s cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company’s vendors; and changes in economic conditions which may affect the buying patterns of the Company’s customers.

###

The Great Atlantic & Pacific Tea Company, Inc.

Schedule 1 - GAAP Earnings for the 12 and 28 weeks ended September 12, 2009 and September 6, 2008

(Unaudited)

(In thousands, except share amounts and store data)

	For the 12 Weeks Ended		For the 28 Weeks Ended
	September 12, 2009	September 6, 2008(2)	September 12, 2009	September 6, 2008(2)

Sales	$2,065,061	$2,182,636	$4,855,304	$5,105,301
Cost of merchandise sold	(1,441,703)	(1,531,093)	(3,387,077)	(3,570,172)
Gross margin	623,358	651,543	1,468,227	1,535,129
Store operating, general and administrative expense	(631,924)	(663,066)	(1,478,629)	(1,544,561)
Loss from operations	(8,566)	(11,523)	(10,402)	(9,432)
Nonoperating (loss) income (1)	(7,079)	42,895	(8,954)	91,492
Interest expense (2)	(48,559)	(34,680)	(102,807)	(81,606)
Interest and dividend income	51	57	92	467
(Loss) income from continuing operations before income taxes	(64,153)	(3,251)	(122,071)	921
Benefit from (provision for) income taxes	1,994	(1,038)	1,608	(2,422)
Loss from continuing operations	(62,159)	(4,289)	(120,463)	(1,501)
Discontinued operations:
Loss from operations of discontinued businesses, net of tax	(18,150)	(13,995)	(25,006)	(18,158)
Income on disposal of discontinued operations, net of tax	-	183	-	2,822
Loss from discontinued operations	(18,150)	(13,812)	(25,006)	(15,336)
Net loss	$(80,309)	$(18,101)	$(145,469)	$(16,837)

Net loss per share - basic:
Continuing operations	$(1.18)	$(0.09)	$(2.29)	$(0.03)
Discontinued operations	(0.34)	(0.28)	(0.47)	(0.31)
Net loss per share - basic	$(1.52)	$(0.37)	$(2.76)	$(0.34)

Net loss per share - diluted:
Continuing operations	$(3.06)	$(1.70)	$(5.90)	$(2.24)
Discontinued operations	(0.68)	(0.27)	(1.19)	(0.28)
Net loss per share - diluted	$(3.74)	$(1.97)	$(7.09)	$(2.52)

Weighted average common shares outstanding - basic	53,196,728	49,520,525	53,019,715	49,493,271
Weighted average common shares outstanding - diluted	26,614,466	52,270,094	21,044,730	54,246,231

Gross margin rate	30.19%	29.85%	30.24%	30.07%
Store operating, general and administrative expense rate	30.60%	30.38%	30.45%	30.25%

A & P Depreciation and amortization	$57,784	$60,797	$135,572	$140,824

Number of stores operated at end of period	432	445	432	445

(1)

Non operating income reflects the fair value adjustments related to the conversion features, financing warrants, and Series A and B warrants.

(2)

Operating results for the 12 and 28 weeks ended September 6, 2008 have been adjusted as a result of the retrospective application of FSP APB 14-1, which was adopted during the first quarter of fiscal 2009.

The Great Atlantic & Pacific Tea Company, Inc.

Schedule 2 - Condensed Balance Sheet Data

(Unaudited)

(In millions, except per share and store data)

	September 12, 2009	February 28, 2009(1)

Cash and short-term investments	$348	$175

Other current assets	750	744

Total current assets	1,098	919

Property-net	1,645	1,724

Other assets	915	902

Total assets	$3,658	$3,545

Total current liabilities	$774	$747

Total non-current liabilities	2,681	2,508

Series A redeemable preferred stock	43	0

Stockholders' equity	160	290

Total liabilities and stockholders' equity	$3,658	$3,545

Other Statistical Data

Total Debt and Capital Leases	$1,143	$1,085
Total Long Term Real Estate Liabilities	330	330
Temporary Investments and Marketable Securities	(256)	(74)
Net Debt	$1,217	$1,341

Total Retail Square Footage (in thousands)	18,182	18,836

Book Value Per Share	$2.74	$5.03

	For the 28	For the 28
	weeks ended	weeks ended
	September 12, 2009	September 6, 2008

Capital Expenditures	$50	$59

(1)

Certain balances as of February 28, 2009 have been adjusted as a result of the retrospective application of FSP APB 14-1, which was adopted during the first quarter of fiscal 2009.

The Great Atlantic & Pacific Tea Company, Inc.

Schedule 3 - Reconciliation of GAAP (Loss) Income from Operations to Adjusted Income from Operations for the 12 and 28 weeks ended September 12, 2009 and September 6, 2008

(Unaudited)

(In thousands)

	For the 12 weeks ended		For the 28 weeks ended
	September 12,	September 6,	September 12,	September 6,
	2009	2008	2009	2008

As reported loss from operations	$(8,566)	$(11,523)	$(10,402)	$(9,432)
Adjustments:
Net restructuring and other	2,162	10,640	4,820	22,570
Real estate related activity	11,461	5,610	9,228	6,360
Pension withdrawal costs	-	-	2,445	-
LIFO provision	928	1,546	2,166	2,962
Total adjustments	14,551	17,796	18,659	31,892
Adjusted income from operations	$5,985	$6,273	$8,257	$22,460

A&P depreciation and amortization	$57,784	$60,797	$135,572	$140,824

The Great Atlantic & Pacific Tea Company, Inc.

Schedule 4 - Reconciliation of GAAP Net Cash Provided By (Used In) Operating Activities to Adjusted EBITDA

for the 12 and 28 weeks ended September 12, 2009 and September 6, 2008

(Unaudited)

(In thousands)

	12 Weeks Ended		28 Weeks Ended
	September 12, 2009	September 6, 2008(1)	September 12, 2009	September 6, 2008(1)

Net cash provided by (used in) operating activities	$23,846	$(25,409)	$20,537	$(30,824)
Adjustments to calculate EBITDA:
Net interest expense	48,508	34,623	102,715	81,139
Non-cash interest expense	(14,516)	(6,092)	(27,393)	(13,955)
Asset disposition initiatives	(10,010)	(6,675)	(8,998)	(4,918)
Other property impairments	(2,683)	(1,004)	(3,739)	(1,785)
Occupancy charges for normal store closures	(17,114)	(4,255)	(18,374)	(7,155)
Gain (loss) on disposal of owned property	324	(91)	3,580	441
Loss from operations of discontinued operations	18,150	13,995	25,006	18,158
Provision for income taxes	(1,994)	1,038	(1,608)	2,422
Pension withdrawal costs	-	-	(2,445)	-
LIFO reserve	(928)	(1,546)	(2,166)	(2,962)
Stock compensation expense	(1,190)	(2,159)	(4,043)	(7,005)
Working capital changes
Accounts receivable	(1,506)	12,340	(21,454)	15,817
Inventories	21,299	4,797	17,236	22,744
Prepaid expenses and other current assets	13,769	4,344	19,430	18,767
Accounts payable	(53,840)	(3,475)	(60,147)	(50,298)
Accrued salaries, wages, benefits and taxes	1,956	(1,290)	14,282	22,241
Other accruals	(12,091)	2,835	8,712	2,554
Other assets	10,421	5,144	15,552	13,718
Other non-current liabilities	25,274	20,533	46,303	50,984
Other, net	1,543	1,621	2,184	1,309
Total A&P EBITDA	49,218	49,274	125,170	131,392
Adjustments:
Net restructuring and other	2,162	10,640	4,820	22,570
Real estate related activity	11,461	5,610	9,228	6,360
Pension withdrawal costs	-	-	2,445	-
LIFO provision	928	1,546	2,166	2,962
Total adjustments	14,551	17,796	18,659	31,892
Adjusted A&P ongoing operating EBITDA	$63,769	$67,070	$143,829	$163,284

(1)

Certain balances for the 12 and 28 weeks ended September 6, 2008 have been adjusted as a result of the retrospective application of FSP APB 14-1, which was adopted during the first quarter of fiscal 2009.